Exhibit (d)(12)(xiii)

SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated as of August 1, 2006, by and between AXA Equitable Life Insurance Company, a New York stock life insurance corporation (the “Manager”), and AllianceBernstein L.P., a limited partnership organized under the laws of the State of Delaware (“Adviser”).

WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Manager has entered into an Amended and Restated Investment Management Agreement dated May 1, 2000, as amended, with EQ Advisors Trust (“Trust”) an investment company registered under the Investment Company Act of 1940, as amended (“Investment Company Act”);

WHEREAS, the Trust’s shareholders are and will be primarily separate accounts maintained by insurance companies for variable life insurance policies and variable annuity contracts (the “policies”) under which income, gains and losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies; as well as other shareholders as permitted under Section 817(h) of the Internal Revenue Code of 1986, as amended (“Code”), and the rules and regulations thereunder with respect to the qualification of variable annuity contracts and variable life insurance policies as insurance contracts under the Code;

WHEREAS, the Adviser is registered as an investment adviser under the Advisers Act;

WHEREAS, the Board of Trustees of the Trust and the Manager desire that the Manager retain the Adviser to render investment advisory and other services to the portfolios specified in Appendix A hereto, each a series of the Trust (each a “Portfolio” and collectively, the “Portfolios”), in the manner and on the terms hereinafter set forth (each reference to a Portfolio shall be deemed to be a reference to each Portfolio);

WHEREAS, the Manager has the authority under the Investment Management Agreement with the Trust to select advisers for each Portfolio of the Trust; and

WHEREAS, the Adviser is willing to furnish such services to the Manager and the Portfolio;

NOW, THEREFORE, the Manager and the Adviser agree as follows:

1.	APPOINTMENT OF ADVISER

The Manager hereby appoints the Adviser to act as an investment adviser for the Portfolio, subject to the supervision and oversight of the Manager and the Trustees of the Trust, and in accordance with the terms and conditions of this Agreement. The Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Adviser.

2.	ACCEPTANCE OF APPOINTMENT

The Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

The assets of the Portfolio will be maintained in the custody of a custodian (who shall be identified by the Manager in writing). The Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Adviser.

3.	SERVICES TO BE RENDERED BY THE ADVISER TO THE TRUST

A. As investment adviser to the Portfolio, the Adviser will coordinate the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the supervision and control of the Manager and the Trustees of the Trust.

B. As part of the services it will provide hereunder, the Adviser will:

(i) obtain and evaluate, to the extent deemed necessary and advisable by the Adviser in its discretion, pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

(ii) formulate and implement a continuous investment program for the Portfolio;

(iii) take whatever steps are necessary to implement the investment program for the Portfolio by arranging for the purchase and sale of securities and other investments, including issuing directives to the administrator of the Trust as necessary for the appropriate implementation of the investment program of the Portfolio;

(iv) keep the Trustees of the Trust and the Manager fully informed in writing on an ongoing basis as agreed by the Manager and Adviser of all material facts concerning the investment and reinvestment of the assets in the Portfolio, the Adviser and its key investment personnel and operations, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Manager or the Trustees of the Trust and the Adviser will attend meetings with the Manager and/or the Trustees, as reasonably requested, to discuss the foregoing;

(v) in accordance with procedures and methods established by the Trustees of the Trust, which may be amended from time to time, provide assistance in determining the fair value of all securities and other investments/assets in the Portfolio, as necessary, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Adviser for each security or other investment/asset in the Portfolio for which market prices are not readily available;

(vi) provide any and all material composite performance information, records and supporting documentation about accounts the Adviser manages, if appropriate, which are relevant to the Portfolio and that have investment objectives, policies, and strategies substantially similar to those employed by the Adviser in managing the Portfolio that may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning Adviser’s prior performance in the Trust’s Prospectus and SAI (as hereinafter defined) and any permissible reports and materials prepared by the Portfolio or its agent; and

(vii) cooperate with and provide reasonable assistance to the Manager, the Trust’s administrator, the Trust’s custodian and foreign custodians, the Trust’s transfer agent and pricing agents and all other agents and representatives of the Trust and the Manager, keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Trust and the Manager, provide prompt responses to reasonable requests made by such persons and maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

C. In furnishing services hereunder, the Adviser shall be subject to, and shall perform in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Trust Declaration”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the SEC and delivered to the Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the Investment Company Act and the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio; (v) the Trust’s Compliance Manual and other policies and procedures adopted from time to time by the Board of Trustees of the Trust; and (vi) the written instructions of the Manager. Prior to the commencement of the Adviser’s services hereunder, the Manager shall provide the Adviser with current copies of the Trust Declaration, By-Laws, Prospectus, SAI, Compliance Manual and other relevant policies and procedures that are adopted by the Board of Trustees. The Manager undertakes to provide the Adviser with copies or other written notice of any amendments, modifications or supplements to any such above-mentioned document.

D. The Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement.

E. The Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Adviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute transactions for the Portfolio (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Adviser or (ii) as described in the Trust’s Prospectus and SAI. In placing any orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Adviser shall use its best efforts to obtain for the Portfolio “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Adviser, or any affiliated person thereof, except in accordance with the Investment Company Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Portfolio.

F. Subject to the appropriate policies and procedures approved by the Board of Trustees, Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Adviser and the Portfolio an amount of commission for effecting a Portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by Section 28(e) and the Trust’s Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment.

G. On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Adviser, the Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner which the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients over time. The Manager agrees that Adviser and its affiliates may give advice and take action in the performance of their duties with respect to any of their other clients that may differ from advice given, or the timing or nature of actions taken, with respect to the Portfolio. The Manager also acknowledges that Adviser and its affiliates are fiduciaries to other entities, some of which have the same or similar investment objectives (and will hold the same or similar investments) as the Portfolio, and that Adviser will carry out its duties hereunder together with its duties under such relationships. Nothing in this Agreement shall be deemed to confer upon Adviser any obligation to purchase or to sell or to recommend for purchase or sale for the Portfolio any investment that Adviser, its affiliates, officers or employees may purchase or sell for its or their own account or for the account of any client, if in the sole and absolute discretion of Adviser it is for any reason impractical or undesirable to take such action or make such recommendation for the Portfolio.

H. The Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

I. The Adviser will, unless and until otherwise directed by the Manager or the Board of Trustees, vote proxies with respect to the Portfolio’s securities and exercise rights in corporate actions or otherwise in accordance with the Adviser’s proxy voting guidelines, as amended from time to time, which shall be provided to the Trust and the Manager.

4.	COMPENSATION OF ADVISER

The Manager will pay the Adviser an advisory fee with respect to the Portfolio as specified in Appendix A to this Agreement. Payments shall be made to the Adviser on or about the fifth day of each month; however, this advisory fee will be calculated daily for the Portfolio based on the net assets of the Portfolio on each day and accrued on a daily basis.

5.	LIABILITY AND INDEMNIFICATION

A. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, neither the Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser or its Affiliates for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein.

B. Except as may otherwise be provided by the Investment Company Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the Investment Company Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager that was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Manager or the Trust.

6.	REPRESENTATIONS OF MANAGER

The Manager represents, warrants and agrees that:

A. The Manager has been duly authorized by the Board of Trustees of the Trust to delegate to the Adviser the provision of investment services to the Portfolio as contemplated hereby.

B. The Manager has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Adviser with a copy of such code of ethics.

C. The Manager is currently in compliance and shall at all times continue to comply with the requirements imposed upon the Manager by applicable law and regulations.

D. The Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best or its knowledge, has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; and (v) will promptly notify Adviser of the occurrence of any event that would disqualify Manager from serving as investment manager of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Manager will also promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

7.	REPRESENTATIONS OF ADVISER

The Adviser represents, warrants and agrees as follows:

A. The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Manager of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise. The Adviser will also promptly notify the Portfolio and the Manager if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio, provided, however, that routine regulatory examinations shall not be required to be reported by this provision.

B. The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Manager and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, the president, Chief Operating Officer or a vice-president of the Adviser shall certify to the Manager that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Manager, the Adviser shall permit the Manager, its employees or its agents to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) and all other records relevant to the Adviser’s code of ethics.

C. The Adviser has provided the Trust and the Manager with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the Securities and Exchange Commission and promptly will furnish a copy of all amendments to the Trust and the Manager at least annually. Such amendments shall reflect all changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, as required by the Advisers Act.

D. The Adviser will notify the Trust and the Manager of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

E. The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

F. The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Portfolio, the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Portfolio in its composite performance.

G. The Adviser agrees that it will notify the Manager of any changes on the membership of the general partners of the Adviser within a reasonable time after such change.

8.	NON-EXCLUSIVITY

The services of the Adviser to the Manager, the Portfolio and the Trust are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

9.	SUPPLEMENTAL ARRANGEMENTS

The Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by such Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Adviser, and neither the Manager nor the Trust shall have any obligations with respect thereto or otherwise arising under the Agreement.

10.	REGULATION

The Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

11.	RECORDS

The records relating to the services provided under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records shall promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain any such records that are required by law or regulation. The Manager and the Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	DURATION OF AGREEMENT

This Agreement shall become effective with respect to the Portfolio on the date of its execution. This Agreement will continue in effect for a period more than one year from the date of its execution only so long as such continuance is specifically approved at least annually by the Board of Trustees provided that in such event such continuance shall also be approved by the vote of a majority of the Trustees who are not “interested persons” (as defined in the Investment Company Act) (“Independent Trustees”) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval or by vote of a majority of each Portfolio’s outstanding shares.

13.	TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty (60) days’ written notice to the Manager and the Adviser, or by the Manager or Adviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act), or (ii) in the event the Investment Management Agreement between the Manager and the Trust is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

14.	USE OF ADVISER’S NAME

The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the Investment Company Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

15.	AMENDMENTS TO THE AGREEMENT

Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Portfolio affected by the amendment or all the Portfolios of the Trust.

16.	ASSIGNMENT

Any assignment (as that term is defined in the Investment Company Act) of the Agreement made by the Adviser without the prior written consent of the Trust and the Manager shall result in the automatic termination of this Agreement, as provided in Section 13 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder. The Adviser agrees that it will notify the Trust and the Manager of any changes in its key employees within a reasonable time thereafter.

17.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

18.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

19.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	AXA Equitable Life Insurance Company

Patricia Louie, Vice President and Counsel

1290 Avenue of the Americas, 8th Floor

New York, New York 10104

For:	EQ Advisors Trust

Patricia Louie, Vice President and Secretary

1290 Avenue of the Americas, 8th Floor

New York, New York 10104

For:	AllianceBernstein L.P.

Mark R. Manley, Senior Vice President, Counsel and Assistant Secretary

1345 Avenue of the Americas

New York, New York 10105

20.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

21.	TRUST AND SHAREHOLDER LIABILITY

The Manager and Adviser are hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agree that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of the Portfolio. The Manager and Adviser further agree that they shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Trustees or any individual Trustee of the Trust.

22.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of New York, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

23.	INTERPRETATION

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Investment Company Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein shall have the meanings assigned to them by Section 2(a) of the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

AXA EQUITABLE LIFE INSURANCE COMPANY		ALLIANCEBERNSTEIN L.P.

By:	/s/ Steven M. Joenk	By:	/s/ Mark R. Manley
	Steven M. Joenk		Name: Mark R. Manley
	Senior Vice President		Title: Assistant Secretary

APPENDIX A

TO

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

WITH

ALLIANCEBERNSTEIN L.P.

Related Portfolios	Annual Advisory Fee Rate***

Special Equity Portfolios, which shall include the following Portfolios, Allocated Portions, or Other Allocated Portions** of a Portfolio (collectively referred to as “Special Equity Portfolios”):

EQ/AllianceBernstein International Portfolio

EQ/AllianceBernstein Large Cap Growth Portfolio

EQ/AllianceBernstein Small Cap Growth Portfolio

AXA Enterprise Multimanager International Equity Fund**

AXA Enterprise Multimanager Mid Cap Growth Fund**

AXA Premier VIP Mid Cap Growth Portfolio*

AXA Premier VIP International Equity Portfolio*

0.60% of the Special Equity Portfolios’ average daily net assets up to and including $1 billion; 0.55% of the Special Equities Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.50% of the Special Equities Portfolios’ average daily net assets over $1.5 billion up to and including $2 billion; 0.45% of the Special Equities Portfolios’ average daily net assets over $2 billion up to and including $2.5 billion; and 0.40% of the Special Equities Portfolios’ average daily net assets over $2.5 billion

General Equity and High Yield Portfolios, which shall include the following Portfolios, Allocated Portions, or Other Allocated Portions** of a Portfolio (collectively referred to as “General Equity/High Yield Portfolios”)

EQ/AllianceBernstein Common Stock Portfolio

EQ/AllianceBernstein Value Portfolio

AXA Enterprise Multimanager Core Equity Fund**

AXA Enterprise Multimanager Growth Fund**

AXA Premier VIP Large Cap Core Equity Portfolio*

AXA Premier VIP Large Cap Growth Fund Portfolio*

0.50% of the General Equity/High Yield Portfolios’ average daily net assets up to and including $1 billion; 0.40% of the General Equity/High Yield Portfolios’ average daily net assets over $1 billion up to and including $2 billion; 0.30% of the General Equity/High Yield Portfolios’ average daily net assets over $2 billion up to and including $3 billion; and 0.20% of the General Equity/High Yield Portfolios’ average daily net assets over $3 billion

Related Portfolios	Annual Advisory Fee Rate***

Fixed Income Portfolios, which shall include the following Portfolios, Allocated Portions or Other Allocated Portions** of a Portfolio (collectively referred to as “Fixed Income Portfolios”)

EQ/AllianceBernstein Intermediate Government Securities Portfolio

EQ/AllianceBernstein Quality Bond Portfolio

0.30% of the Fixed Income Portfolios’ average daily net assets up to and including $500 million; 0.25% of the Fixed Income Portfolios’ average daily net assets over $500 million up to and including $1 billion; 0.20% of the Fixed Income Portfolios’ average daily net assets over $1 billion up to and including $1.5 billion; 0.15% of the Fixed Income Portfolios’ average daily net assets over $1.5 billion up to and including $3 billion; and 0.12% of the Fixed Income Portfolios’ average daily net assets over $3 billion

EQ/Equity 500 Index Portfolio	0.05% of the EQ/Equity 500 Index Portfolio’s average daily net assets up to and including $1 billion; and 0.03% of the EQ/Equity 500 Index Portfolio’s average daily net assets over $1 billion

Large Cap Portfolios, which shall include the following Portfolios, Allocated Portions or Other Allocated Portions ** of a Portfolio (collectively referred to as “Large Cap Portfolios”)

EQ/AllianceBernstein Growth and Income Portfolio

AXA Enterprise Multimanager Value Fund**

AXA Premier VIP Large Cap Value Portfolio*

0.30% of each of the Large Cap Portfolios’ average daily net assets

AXA Premier VIP Aggressive Equity Portfolio*	0.36% of the Portfolio’s average daily net assets

*	This Portfolio has been designated a “multi-adviser portfolio” and AllianceBernstein L.P. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager, which is referred to as an “Allocated Portion.”

**	Other Allocated Portions are other registered investment companies (or series or portions thereof) that are managed by the Manager and advised by the Adviser, which are classified as “Special Equity Portfolios,” “General Equity and High Yield Portfolios,” “Fixed Income Portfolios,” or “Large Cap Portfolios.”

***	The daily advisory fee for the Related Portfolios is calculated by multiplying the aggregate net assets of the Related Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily fee applicable to each Portfolio is the portion of the daily advisory fee for the Related Portfolios that is equal to the Portfolio’s net assets relative to the aggregate net assets of the Related Portfolios, including the Portfolio, used in the fee calculation for that day.